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Exhibit 99.1

Universal Access Secures $16 Million Investment

        CHICAGO—April 9, 2003—Universal Access Global Holdings Inc. (Nasdaq: UAXS) announced today that it has reached an agreement with CityNet Telecommunications, Inc. for a cash investment. The funding will bolster the company's balance sheet in addition to providing capital for expansion of services to existing customers and growth into selected new vertical markets.

        Under the agreement, CityNet will invest $16 million in cash and will contribute fiber optic network assets in exchange for a 55% fully-diluted stake in Universal Access. CityNet has funded $5 million of its total investment immediately in the form of secured debt, which will be repaid upon the earlier of the closing of the equity transaction or April 6, 2004. CityNet will have the right to appoint five Directors to the Board of Directors, while Universal Access will appoint four Directors, one of which will include CEO Lance Boxer. The new team of experienced senior executives recruited by Universal Access will continue to lead the company.

        "This new investment will strengthen our balance sheet and provide additional capital to expand our overall marketing and sales efforts in key market segments," said Lance Boxer, CEO of Universal Access. "These include cable companies, foreign carriers and the government. This transaction also will allow us to benefit from the experience and resources of CityNet and its shareholders." CityNet's investors include Telecom Partners, Crescendo Ventures, CIBC, The Carlyle Group, and Great Hill Partners.

        After accounting for transaction-related costs, net cash proceeds from both the equity investment and the loan are estimated to be approximately $14.5 million. Universal Access, which was previously debt free, will also assume a $2 million debt obligation of CityNet in connection with the equity investment. Despite very difficult market conditions, Universal Access continues to see strong demand for its services from a wide range of industry leaders, including BCE Nexxia, Teleglobe and AOL. Building upon recent improvements in its operating results, Universal Access believes that this capital will allow it to enter select new market segments in order to increase its revenues and achieve profitability.

        "We have been looking for strategic investment opportunities in the telecom market that will help us diversify into new sectors," said Emilio Pardo, Chief Executive Officer of CityNet. "We were impressed with Universal Access' restructuring efforts over the past year and the new management team's success in creating a leaner operating structure and a stronger, more diversified customer base. When you couple this with CityNet's strategic relationships in the industry, marketing expertise and government relationships, this is a great long-term investment for us."

        "Procurement and provisioning of off-net circuits continue to represent a large market opportunity that Universal Access' business model and strong value proposition readily address. We believe CityNet's additional capital will be integral to helping the company capitalize on this opportunity," said William J. Elsner, Chairman of CityNet and Managing Member of Telecom Partners.

        The equity investment is subject to a vote of Universal Access' shareholders, regulatory approval and other closing conditions. Subject to receipt of these approvals and satisfaction of these conditions, the investment is expected to close by July 2003.

About Universal Access

        Universal Access (Nasdaq: UAXS) specializes in telecommunications procurement services for carriers, service providers, cable companies, system integrators and government customers worldwide. The company is dedicated to alleviating communication bottlenecks by leveraging its proprietary information databases in combination with its strategically deployed network interconnection facilities.

By provisioning across multiple networks of competing global service providers, Universal Access provides its clients with a timely and cost-effectively means of extending their network reach and maximizing the utilization of their own network assets. Universal Access' customers include a wide range of leading companies. Universal Access is headquartered in Chicago, IL. Additional information is available on the company's Web site at http://www.universalaccess.net.

About CityNet Telecommunications

        CityNet is a broadband infrastructure construction company that has pioneered deployment of last-mile fiber optic networks through in-city sewer systems. The company began operations in 2000, and quickly developed a unique position and reputation in the industry for its innovative methods of building fiber networks, and for its partnerships with city governments across the U.S. and Europe. CityNet is focused on building dark fiber networks and point-to- point fiber connections that fill the gaps in existing (fragmented) fiber optic networks within cities, without the need to trench roads and walkways. The networks are deployed using a combination of state-of-the-art robotics for small, non-man-accessible pipes, and man-accessible technologies for larger pipes. CityNet's customers include cable companies, telecom carriers, enterprises, institutions and government agencies/departments. CityNet is headquartered in Silver Spring, MD. For further information on CityNet, please visit the CityNet Web site at http://www.citynettelecom.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

        This release contains forward-looking statements based on current expectations, forecasts and assumptions, including but not limited to statements that Universal Access will receive an equity investment from CityNet and that this investment will strengthen the Company's balance sheet. Actual results may differ materially from those anticipated in any forward- looking statements as a result of certain risks and uncertainties including, without limitation, potential delays in satisfying closing conditions and obtaining required approvals for the equity investment from CityNet, the possibility that we might not satisfy these conditions or obtain these approvals, operating restrictions and covenants included in the loan agreement with CityNet, difficulty forecasting our future cash requirements and expenditures and results of operations due to our limited operating history, potential increases in circuit disconnections, credit problems or potential bankruptcies or restructurings of significant clients or vendors, potential inability to negotiate reductions in expenses with landlords and vendors, resources devoted to pending legal actions, the need to raise additional capital, especially if we do not receive the equity investment from CityNet for any reason, the challenge of attracting new clients or increasing sales to existing clients, difficulties or delays in provisioning circuits or completing a transfer of circuits, difficulty or delays in software development, difficulties or delays in operating UTX facilities or optical networking equipment, potential inability to maintain and expand UIX databases, and competition in the Company's industry. For other risks and uncertainties applicable to the Company's business, refer to the Company's Securities and Exchange Commission filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

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  Exhibit 99.1